UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.               )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

TELKONET, INC.
(Name of Registrant as Specified In Its Charter)
PETER KROSS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Peter Kross

A copy of a press release issued by Peter Kross is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The press release announces that Mr. Kross intends to nominate one or more director nominees in opposition to the slate of director nominees that Telkonet will put forward for the 2016 Annual Meeting of Stockholders.

Important Information

Peter Kross intends to nominate one or more director nominees in opposition to the slate of director nominees that Telkonet, Inc. (the “Company”) will put forward for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”).  Mr. Kross will send a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of the Company seeking their support of his nominees at the Annual Meeting.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the nominees, the participants in the solicitation, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by Mr. Kross with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by Mr. Kross with the SEC may also be obtained free of charge from Mr. Kross.

Participants in Solicitation

Peter Kross is currently the sole participant in his solicitation.  He may be deemed to be the beneficial owner of 2.9% of the Company’s outstanding shares due to voting and investment power that he has over certain shares. M  Mr. Kross is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.  He does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of the Company’ affiliates will or may be a party.  Mr. Kross does not have any material interest in the election of the nominees to be put forth for election other than in his capacity as a stockholder of the Company.

Telkonet Investor to Seek Board Seats to Maximize Shareholder Value, Including Possible Sale of Company

CHICAGO, Feb. 29, 2016/PRNewswire/ -- Peter Kross, a 2.9 percent shareholder of Telkonet ("Telkonet" or the "Company") announced today that he intends to nominate directors  to the Board of Directors of the Company at the upcoming Annual Meeting of Telkonet shareholders.

"I am concerned about the stock performance of the Company," Kross said. “The time has come to ensure that the Board focuses on maximizing shareholder value.”

"The Company has rebuffed my offer to serve on the Board of Directors. As one of the largest owners of the Company, I believe the time has come for the Company to consider all strategic alternatives to maximize shareholder value, including the possible sale of the company,” Kross added.

Kross was the founder and General Partner of LaSalle Financial Partners L.P., an activist investment firm.

No date has been set for the Telkonet Annual Meeting.

Important Information

Peter Kross intends to nominate one or more director nominees in opposition to the slate of director nominees that Telkonet, Inc. (the “Company”) will put forward for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”).  Mr. Kross will send a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of the Company seeking their support of his nominees at the Annual Meeting.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the nominees, the participants in the solicitation, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by Mr. Kross with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by Mr. Kross with the SEC may also be obtained free of charge from Mr. Kross.

Participants in Solicitation

Peter Kross is currently the sole participant in his solicitation. He may be deemed to be the beneficial owner of 2.9 percent of the Company’s outstanding shares due to voting and investment power that he has over certain shares. Mr. Kross is not, nor has he been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. He does not have, nor do any of his associates have, any arrangement or understanding with any person with respect to any future employment with the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of the Company’ affiliates will or may be a party.  Mr. Kross does not have any material interest in the election of the nominees to be put forth for election other than in his capacity as a stockholder of the Company.

For media inquiries, contact Phillip Goldberg at pgoldberg@foley.com.